Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CLEARWIRE CORPORATION
     Clearwire Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.	The name of the corporation (hereinafter called the “Corporation”) is Clearwire Corporation.

2.	The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was May 14, 2008.

3.	An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware with an effective time of 1:00 a.m. Eastern Standard Time on November 28, 2008 (the “Restated Charter”).

4.	The Restated Charter was amended by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on November 26, 2008.

5.	The Restated Charter of the Corporation is hereby amended by striking out the first sentence of Section 4.1 thereof and by substituting in lieu of said sentence the following new first sentence in Section 4.1:
     Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,515,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 1,500,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 1,000,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock’) together with the Class A Common Stock, the “Common Stock”).
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of Clearwire Corporation as of the ___ day of                                          2009.

CLEARWIRE CORPORATION

By:
Name:
Title: